EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of Credence Systems Corporation of our report dated March 1, 2004 relating to the financial statements and financial statement schedule of NPTest Holding Corporation, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

San Jose, California

March 25, 2004